Exhibit 23.1
GMAC LLC
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated February 27, 2008, relating to the consolidated financial statements of GMAC LLC and the effectiveness of GMAC LLC’s internal control over financial reporting, appearing in this Annual Report on Form 10K of GMAC LLC for the year ended December 31, 2007, in the following registration statements.

Registration
Form	Statement No	Description

S-3	333-131150	$12,500,000,000 GMAC LLC Demand Notes
S-3	333-109323	$20,000,000,000 GMAC LLC Medium-Term Notes
S-3	333-128356	$15,000,000,000 GMAC LLC SmartNotes
S-3	333-108533	$20,000,000,000 GMAC LLC Debt Securities or Warrants to Purchase Debt Securities

/s/  Deloitte & Touche LLP
Deloitte & Touche LLP

Detroit, Michigan
February 27, 2008